UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 6, 2019
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900	Houston	TX		77002
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s telephone number, including area code			(713)	335-5151

(Former Name or Former Address, if Changed Since Last Report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading symbol(s)	Name of each exchange on which registered
Common stock	$0.001 par value per share	PRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2019, Roberto Reiner and John Allessio were appointed named executive officers of PROS Holdings, Inc. (the “Company”). Each is employed through the Company’s wholly-owned subsidiary PROS, Inc., with Mr. R. Reiner being appointed as Executive Vice President, Chief Technology Officer and Mr. Allessio being appointed as Executive Vice President, Chief Customer Officer. In connection with his appointment, the Company and PROS, Inc. entered into an amended and restated employment agreement (the “R. Reiner Employment Agreement”) with Mr. R. Reiner pursuant to which he is entitled to an annual base salary of $28,166 per month and is eligible to participate in the Company's employee bonus plans as authorized by the Company’s Board of Directors. In connection with his appointment, the Company and PROS, Inc. entered into an Employment Agreement (the “Allessio Employment Agreement,” and together with the R. Reiner Employment Agreement, the “Employment Agreements”) with Mr. Allessio pursuant to which he is entitled to an annual base salary of $26,666 per month and is eligible to participate in the Company’s employee bonus plans as authorized by the Company’s Board of Directors. Mr. R. Reiner’s and Mr. Allessio’s base salary and annual bonus opportunity are each subject to periodic review by the Company’s Compensation and Leadership Development Committee. In the event either Mr. R. Reiner’s or Mr. Allessio’s employment with the Company is terminated by him for good reason, or by the Company without cause, and he executes a release in favor of the Company, he will be entitled to (i) severance equal to 100% of his base salary, paid in twelve (12) equal installments over the following twelve (12) months, and (ii) health benefits for the following twelve (12) months. Alternatively, if either Mr. R. Reiner’s or Mr. Allessio’s employment is terminated by the Company without cause or if he resigns for good reason within six months prior to, or anytime after, a change of control of the Company and he executes a release in favor of the Company, he will receive (i) a lump sum severance equal to 150% of his full base salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) health benefits for the following eighteen (18) months, and (iv) the acceleration of vesting of awards with respect to such shares that would have vested following the date of termination. Each of Mr. R. Reiner and Mr. Allessio is subject to non-competition and non-solicitation restrictions during the term of his employment and for the twelve (12) month period following the termination of his employment. The foregoing descriptions of the Employment Agreements are qualified in their entirety by reference to the full text of the Employment Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

The Company also intends to enter into the Company’s standard indemnification agreement for officers and directors with each of Mr. R. Reiner and Mr. Allessio. This indemnification agreement requires the Company, among other things, to indemnify the Company’s director or officer against specified expenses and liabilities, such as attorneys' fees, judgments, fines and settlements paid by the indemnitee in connection with any action, suit or proceeding arising out of the indemnitee's status or service as the Company’s director or officer, and to advance expenses incurred by the indemnitee in connection with any proceeding against the indemnitee with respect to which the indemnitee may be entitled to indemnification by the Company. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2017 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of November 7, 2019, by and between PROS, Inc., PROS Holdings, Inc. and Roberto Reiner.
10.2	Employment Agreement, dated as of November 7, 2019, by and between PROS, Inc., PROS Holdings, Inc. and John Allessio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: November 8, 2019
/s/ Damian Olthoff
Damian Olthoff General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of November 7, 2019, by and between PROS, Inc., PROS Holdings, Inc. and Roberto Reiner.
10.2	Employment Agreement, dated as of November 7, 2019, by and between PROS, Inc., PROS Holdings, Inc. and John Allessio.